EXHIBIT 10-17

                          LOAN RESTRUCTURING AGREEMENT




This Agreement is made with reference to that certain Promissory Note dated May 5, 2003 in the amount of $25,000 by and between MedStrong International Corporation and ____________ due and payable on _______________

The above referenced Promissory Note is hereby extended for one year from December 31, 2003 to December 31, 2004.

Past interest on the unpaid principal amount is waived and the note shall be interest free during the one-year term. Should the principal not be paid in full at that time, then the original loan terms and interest will apply for the remaining term going forward until the Note is paid in full.

Loan Note holder, as consideration, is granted purchase rights to two shares of MedStrong Common Stock for each one dollar of face amount of his principal loan. Such purchase right is granted at $0.01 (one penny) per share of restricted common stock.

All other terms and conditions of the Promissory Note shall remain in full force and effect.

In Witness Whereof, Maker has executed this Loan Restructuring Agreement as of date shown below.

MedStrong International Corporation



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By:  Jerry R. Farrar
     President and Chief Executive Officer



Accepted and Agreed to:



By:
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Date:
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